Exhibit 10.144

March 22, 2006

Daniel W. Rumsey
333 Santana Row, No. 221
San Jose, CA 95128

Re: Amendment to Severance Agreement

Dear Dan:

You and Wave Wireless Corporation (the “Company”) are parties to a Severance Agreement dated April 1, 2003, as amended July 13, 2005, copies of which are attached hereto (collectively, the “Agreement”). This letter agreement sets forth the terms and conditions under which you agree to terminate the Agreement.

1. As a result of the proposed merger with WaveRider Communications, Inc. (“WaveRider”), you agree to tender your resignation as the Acting Chief Executive Officer of the Company, effective as of the closing date of the merger (“Closing Date”) and your employment with the Company shall be terminated effective March 31, 2006. As a result of the termination of your employment, the Company shall pay the deferred compensation due you totaling $50,000, in two installments of $25,000 each on March 31, 2006 and April 30, 2006. In addition, the Company shall pay one-half of your severance required under the terms of your Agreement for a period of one year beginning March 31, 2006. As a result, you will receive $120,000 in bi-weekly installments through March 31, 2007.

2. The Company will pay your medical and dental COBRA payments for a period of twelve months beginning March 31, 2006.

3. All restricted stock and stock options shall fully vest on the Closing Date, and all warrants shall continue to vest according to their terms.

In the event that Company defaults in any of its obligations hereunder, the Company acknowledges that you will have the right to immediate payment of all unpaid obligations, all future payments due you under this agreement shall be immediately due and payable, and you shall have the right to assert all other claims under this letter agreement.

If you agree that this letter accurately sets forth our agreement as to the matters set forth herein, please indicate your acceptance by signing in the space set forth below, and returning a copy hereof to Company.

Sincerely,

WAVE WIRELESS CORPORATION

By:	/s/ George Roberts
George Roberts
Chairman of the Board

ACCEPTED AND AGREED TO
AS OF THE DATE HEREOF:

/s/ Daniel W. Rumsey
Daniel W. Rumsey